Exhibit 10.2
Summary Term Sheet of Cash Bonus Plan of ebank Mortgage, LLC
As an additional incentive to the employment of Lucien J. Barrette, President of ebank Mortgage, LLC (“Employee”), the Managers of ebank Mortgage, LLC (“EBM”) have established an incentive cash bonus arrangement for Employee (the “Plan”). This Term Sheet sets forth the terms of the Plan, as approved by the EBM’s Managers on September 25, 2006.
Participant: Lucien Barrette, President
2006 Plan
2006 Term: July 1, 2006 through June 30, 2007
Incentive Opportunity: EBM will pay to Employee five (5) basis points (.05%) of the principal amount of every loan EBM originates and closes during the 2006 Term while Employee is an employee of EBM.
Terms of Payment: Payments will be made by EBM to Employee in arrears on a monthly basis on the last regularly scheduled pay period of each month. For example, any payment for all loans closed in July 2006 will be on the last pay period in August 2006.
2007 Plan
2007 Term: July 1, 2007 through June 30, 2008
Incentive Opportunity: EBM will pay to Employee 7.5% of the “Net Income” (as defined herein) of EBM during the 2007 Term while Employee is an employee of EBM. The term “Net Income” shall mean EBM’s net income computed in accordance with generally accepted accounting principals, consistently applied. If EBM’s Net Income for any quarterly period during the 2007 Term is a loss, then such loss shall be carried forward to the subsequent quarterly period or periods and reduce such EBM’s Net Income until such loss is consumed.
Terms of Payment: Payments will be made by EBM to Employee in arrears on a quarterly basis within forty-five (45) after each quarter. For example, any payment for July 2007 through September 2007 will be on or before the 45th day after September 30, 2007.
Other Terms
Employee’s employment with EBM is and shall continue to be “at will.” Nothing contained in the Plan or this Term Sheet will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that EBM will continue to employ Employee, nor will the Plan or this Term Sheet affect in any way the right of EBM to terminate the employment of Employee at any time and for any reason whatsoever. Additionally, the Managers of EBM reserve the right at any time to modify or terminate this Plan; provided however, that any such modification or termination shall not affect Employee’s right to any payments due to Employee under the Plan.
Please acknowledge your receipt of this Summary Term Sheet by signing below.

/s/ Lucien J. Barrette

Lucien J. Barrette, President

Date:	9-25-2006